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PRESS RELEASE


Contact:    United Community Bancorp
            William F. Ritzmann, President and Chief Executive Officer
            (812) 537-4822


      UNITED COMMUNITY BANCORP REPORTS FOURTH QUARTER AND YEAR END RESULTS

Lawrenceburg, Indiana - August 7, 2009 - United Community Bancorp (the "Company") (Nasdaq: UCBA), the holding company for United Community Bank (the "Bank"), today reported a net loss of $279,000, or ($0.04) per diluted share, for the quarter ended June 30, 2009, compared to a net loss of $74,000, or ($0.01) per diluted share, for the quarter ended June 30, 2008. Net income for the year ended June 30, 2009 was $719,000, or $0.10 per diluted share, compared to a net loss of $1.5 million, or ($0.19) per diluted share, for the year ended June 30, 2008.

                                     STATEMENT OF OPERATIONS
                              (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          FOR THE THREE MONTHS ENDED                   FOR THE YEAR ENDED
                                          (UNAUDITED)    (UNAUDITED)               (UNAUDITED)
                                           6/30/2009      6/30/2008                 6/30/2009      6/30/2008
                                           ---------      ---------                 ---------      ---------
Interest income                              $4,689         $5,191                  $19,912         $21,615
Interest expense                              1,733          2,419                    7,906          11,353
                                             ------         ------                  -------         -------
Net interest income                           2,956          2,772                   12,006          10,262
Provision for loan losses                     1,052          1,018                    2,447           4,718
                                             ------         ------                  -------         -------
Net interest income after provision
    for loan losses                           1,904          1,754                    9,559           5,544
Total non-interest income                       854            820                    2,787           2,197
Total non-interest expense                    3,480          2,398                   11,450           9,850
                                             ------         ------                  -------         -------
Income (loss) before tax provision
 (benefit)                                     (722)           176                      896          (2,109)
Income tax provision (benefit)                 (443)           250                      177            (653)
                                             ------         ------                  -------         -------
Net income (loss)                            $ (279)        $  (74)                 $   719         $(1,456)
                                             ======         ======                  =======         =======
 Basic earnings (loss) per share              (0.04)         (0.01)                    0.10           (0.19)
 Diluted earnings (loss) per share (1)        (0.04)         (0.01)                    0.10           (0.19)

(1) - Due to the net loss for the three months ended June 30, 2009 and 2008 and the year ended June 30 2008, no adjustments were made for outstanding stock options and unearned restricted shares as such effect would be anti-dilutive.


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
                                                UNITED COMMUNITY BANCORP

                                        SUMMARIZED STATEMENTS OF FINANCIAL CONDITION

                                             (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
(IN THOUSANDS, AS OF)                         6/30/2009     3/31/2009     12/31/2008    9/30/2008    6/30/2008
                                              ---------     ---------     ----------    ---------    ---------
ASSETS
Cash and cash equivalents                      $ 27,004      $ 42,029      $ 19,824     $ 27,808      $ 35,710
Investment securities                            76,657        58,325        41,614       36,948        38,227
Loans receivable, net                           272,270       278,184       288,349      287,486       284,352
Other Assets                                     25,648        23,076        23,389       23,904        24,437
                                               --------      --------      --------     --------      --------
TOTAL ASSETS                                   $401,579      $401,614      $373,176     $376,146      $382,726

LIABILITIES
Municipal Deposits                             $124,282      $134,126      $116,343     $120,420      $127,545
Other Deposits                                  215,334       204,959       194,372      193,879       193,229
FHLB Advances                                     3,833         4,083         4,333        4,583         4,833
Other Liabilities                                 3,051         2,844         2,662        2,665         2,630
                                               --------      --------      --------     --------      --------
TOTAL LIABILITIES                               346,500       346,012       317,710      321,547       328,237
Total Stockholders' Equity                       55,079        55,602        55,466       54,599        54,489
                                               --------      --------      --------     --------      --------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY       $401,579      $401,614      $373,176     $376,146      $382,726

                                   SUMMARIZED STATEMENTS OF OPERATIONS

                                            (UNAUDITED)   (UNAUDITED) (UNAUDITED) (UNAUDITED) (UNAUDITED)
                                             6/30/2009     3/31/2009   12/31/2008  9/30/2008   6/30/2008
                                             ---------     ---------   ----------  ---------   ---------
                                          (for the three months ended, in thousands except per share data)
Interest Income                                $4,689       $5,049       $5,030      $5,144       $5,191
Interest Expense                                1,733        1,774        2,091       2,308        2,419
                                               ------       ------       ------      ------       ------
Net Interest Income                             2,956        3,275        2,939       2,836        2,772
Provision for Loan Losses                       1,052          664          396         335        1,018
                                               ------       ------       ------      ------       ------
Net Interest Income after Provision
    for Loan Losses                             1,904        2,611        2,543       2,501        1,754
Total Non-Interest Income                         854          735          502         696          820
Total Non-Interest Expenses                     3,480        2,738        2,639       2,593        2,398
                                               ------       ------       ------      ------       ------
INCOME BEFORE TAX PROVISION (BENEFIT)            (722)         608          406         604          176
Income Tax Provision (Benefit) (1)               (443)         259          144         217          250
                                               ------       ------       ------      ------       ------
NET INCOME (LOSS)                              $ (279)      $  349       $  262      $  387       $  (74)
 Basic earnings (loss) per share (2)            (0.04)        0.05         0.04        0.05        (0.01)
 Diluted earnings (loss) per share (3)          (0.04)        0.05         0.03        0.05        (0.01)

(1) - The income tax provision of $250,000 for the three months ended June 30, 2008 is primarily the result of a valuation allowance of $160,000 related to deferred tax assets for charitable contributions.

(2) - For all periods shown, United Community MHC has held 4,655,200 shares of outstanding common stock. Since its inception, the MHC has waived receipt of quarterly dividends on common stock.

(3) - Due to the net loss for the three month periods ended June 30, 2009 and June 30, 2008, no adjustments were made for outstanding stock options and unearned restricted shares as such effect would be anti-dilutive.

                                               (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)  (UNAUDITED)
                                                                   FOR THE THREE MONTHS ENDED
                                                6/30/2009     3/31/2009     12/31/2008    9/30/2008    6/30/2008
                                                ---------     ---------     ----------    ---------    ---------
PERFORMANCE RATIOS:
Return on average assets (1)                       (0.28)%        0.35%         0.27%        0.41%        (0.08)%
Return on average equity (1)                       (2.02)%        2.51%         1.91%        2.84%        (0.55)%
Interest rate spread  (2)                           2.93%         3.30%         3.03%        2.91%         2.84%
Net interest margin  (3)                            3.12%         3.50%         3.28%        3.18%         3.15%
Noninterest expense to average assets (1)           3.46%         2.76%         2.76%        2.72%         2.51%
Efficiency ratio  (4)                              91.34%        68.28%        76.69%       73.41%        66.78%
Average interest-earning assets to
     average interest-bearing liabilities         110.28%       110.51%       110.47%      110.30%       110.29%
Average equity to average assets                   13.75%        14.00%        14.33%       14.30%        14.41%

CAPITAL RATIOS:
Tangible capital                                   12.08%        12.69%        13.58%       13.34%        13.00%
Core capital                                       12.08%        12.69%        13.58%       13.34%        13.00%
Total risk-based capital                           18.40%        20.07%        20.02%       20.64%        20.51%

ASSET QUALITY RATIOS:
Nonperforming loans as a percent
   of total loans                                   2.19%         2.56%         1.96%        2.17%         2.62%
Allowance for loan losses as a percent
   of total loans                                   1.55%         1.53%         1.26%        1.36%         1.62%
Allowance for loan losses as a percent
   of nonperforming loans                          70.51%        59.65%        64.53%       62.65%        61.98%
Net charge-offs to average outstanding
   loans during the period (1)                      1.59%         0.07%         0.85%        1.47%         3.65%

(1)  Quarterly income and expense amounts used in ratio have been annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents other expense divided by the sum of net interest income and other income.

FOR THE THREE MONTHS ENDED JUNE 30, 2009:

Net interest income increased $183,000, or 6.6%, for the quarter ended June 30, 2009, as compared to the prior year quarter. The increase is due to a decrease in the average rate paid on interest-bearing liabilities from 2.98% in the prior year quarter to 2.01% in the current year quarter, partially offset by a decrease in the average rate earned on interest-earning assets from 5.82% to 4.94%. The decrease in the average rates was caused by decreases in market interest rates throughout the year.

Noninterest income increased $36,000, or 4.1%, for the quarter ended June 30, 2009, compared to the prior year quarter. The increase in noninterest income was the result of an increase of $199,000 in gain on sale of loans, an increase of $126,000 in other income, an increase of $25,000 in service charges, and an increase of $17,000 in income from bank-owned life insurance, partially offset by an increase of $56,000 in loss on sale of investments and a decrease in gain on sale of land of $275,000. The increase in gain on sale of loans is attributable to decreases in market interest rates, which caused an increase in the refinancing of residential mortgage loans into lower fixed rate mortgage loans that were sold to Freddie Mac for a gain. The increase in other income is due to the receipt of payments related to one loan after the loan had been charged off in the quarter ended June 30, 2009. The increase in service charge income is the result of increased fees from customer account and transaction programs that were implemented in 2008. The increase in income from bank-owned life insurance is due to higher cash surrender values in the current year. The increase in loss on sale of investments is attributable to the sale of mutual funds that were invested in private label and government agency mortgage-backed securities. The market value of these securities has been negatively impacted by the deterioration in the credit markets, and management has decided to exit the investment in this security within the parameters of the redemption in kind provision to reduce any further losses. At June 30, 2009, the Bank's remaining investment in this security was $47,000, which is expected to be sold in the first fiscal quarter of 2010.

Noninterest expense increased $1.1 million, or 45.1%, for the quarter ended June 30, 2009, compared to the prior year quarter. The increase is the result of an increase in the FDIC insurance premium of $218,000, including a special five basis point assessment of $175,000 on the assets of the Bank, payable on September 30, 2009, an increase in the provision for loss on the sale of other real estate owned of $503,000, and an increase in other operating expense of $246,000. The increase in the provision for loss on the sale of other real estate owned is the result of the impact of the continued deterioration of the local and national economy on the market value of other real estate owned by the Bank. The increase in other expense is primarily the result of operating losses incurred on repossessed properties.

FOR THE YEAR ENDED JUNE 30, 2009:

Net interest income increased $1.7 million, or 17.0%, in the year ended June 30, 2009, as compared to the prior year. The increase is the result of a decrease in the average interest rate paid on interest-bearing liabilities from 3.55% to 2.36%, partially offset by a decrease in the average rate earned on interest-earning assets from 5.99% to 5.40%. The decrease in rates has been driven by decreases in market interest rates in the year ended June 30, 2009.

Noninterest income increased $590,000, or 26.9%, for the year ended June 30, 2009, compared to the prior year. The increase is primarily due to an increase in gain on sale of loans of $501,000 and an increase in service charge income of $402,000, partially offset by a decrease in gain on sale of land of $275,000 and an increase in the loss on sale of investments of $148,000. The increase in gain on sale of loans is attributable to the previously discussed refinancing of residential mortgage loans into lower fixed rate mortgage loans that were sold to Freddie Mac for a gain. The increase in service charge income is the result of the previously mentioned increased fees from customer account and transaction programs that were implemented in 2008. The increase in loss on sale of investments is attributable to the previously mentioned sale of mutual funds that were invested in private label and government agency mortgage-backed securities.

Noninterest expense increased $1.6 million, or 16.2%, for the year ended June 30, 2009, compared to the prior year. The increase in noninterest expense is due to an increase of $532,000 in other operating expenses, an increase of $645,000 in provision for the loss on sale of other real estate owned, and an increase of $386,000 in the FDIC insurance premium. The increase in other operating expenses is attributable to operating losses incurred on repossessed properties. The increase in the provision for the loss on sale of other real estate owned is attributable to the continued deterioration of the local and national economies impacting the market value of other real estate owned by the Bank. The increase in the deposit insurance premium is the result of the previously mentioned FDIC special assessment and the use of credits that were available and utilized in the prior year, but are no longer available in the current year.

The provision for loan losses was $2.4 million for the year ended June 30, 2009, compared to $4.7 million for the prior year. The decrease in the provision is reflective of the amount of charge-offs which have remained relatively unchanged. In the prior year, the provision increased as charge-offs increased by $2.7 million from two years ago. From the prior year to the current, charge-offs increased only $46,000.

Nonperforming loans decreased to $6.0 million at June 30, 2009, from $7.5 million at June 30, 2008. At June 30, 2009, the Bank had five loans categorized as troubled debt restructurings, totaling $4.5 million. The Bank did not have any loans categorized as troubled debt restructurings at June 30, 2008. At June 30, 2009, the Bank had one loan for $1.1 million that was categorized as both a nonperforming loan and a troubled debt restructuring. Management has reduced the carrying value of all nonperforming loans and troubled debt restructurings to their fair market values and does not anticipate any additional material losses or write-downs related to these loans. Other nonperforming assets (comprised exclusively of real estate owned ("REO")) decreased to $1.9 million at June 30, 2009 from $2.9 million at June 30, 2008. Four properties are included in REO at June 30, 2009. The Bank is actively working to sell all of the REO assets, and continues to maintain and operate the properties and monitor their values based upon current market conditions. At June 30, 2009, $704,000 was reserved for losses on the sale of REO.

Total assets were $401.6 million at June 30, 2009, compared to $382.7 million at June 30, 2008. The increase is primarily due to a $38.4 million increase in investments, partially offset by a $8.7 million decrease in cash, and a $10.0 million decrease in net loans receivable, which was funded by an $18.8 million increase in deposits. The increase in investments is the result of purchases of callable agency securities and municipal bonds throughout the year. The decrease in net loans receivable is the result of customers refinancing residential mortgage loans into lower fixed rate mortgage loans that are being sold to Freddie Mac, with the cash being redeployed into higher yielding investment securities. The increase in deposits is the result of increased marketing efforts by the Bank's current branches. Total liabilities were $346.5 million at June 30, 2009, compared to $328.2 million at June 30, 2008. The increase in total liabilities is primarily due to the previously mentioned $18.8 million increase in deposits. Total stockholders' equity was $55.1 million at June 30, 2009, compared to $54.5 million at June 30, 2008. The increase in stockholders' equity is attributable to $719,000 in net income, a decrease of $1.8 million in shares purchased for stock plans, and a $663,000 increase in unrealized gains on securities available for sale, partially offset by a decrease of $1.2 million in additional paid-in capital, an increase of $325,000 in treasury shares, and $1.1 million in dividends paid to shareholders. The increase in unrealized gains on securities available for sale is attributable to the impact of falling market interest rates on securities held at higher fixed rates. The decrease in additional paid-in capital and shares purchased for stock plans is attributable to the continued amortization of the cost of shares issued by the stock benefit plans. The increase in treasury shares is attributable to the purchase of 44,661 shares during the year ended June 30, 2009.

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United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates six offices in Dearborn County, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, or its quarterly reports on Form 10-Q, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.